Exhibit 2.4

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

CENTRA INDUSTRIES, INC., a Delaware corporation

CENTRA ACQUISITION, INC., a Delaware corporation

eLANDIA SOLUTIONS INCORPORATED, a Delaware corporation

STANFORD VENTURE CAPITAL HOLDINGS, INC., a Delaware corporation

AND

THE STOCKHOLDERS

OF

eLANDIA SOLUTIONS INCORPORATED

As of May 20, 2004

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”), is made and entered into as of this 20th day of May, 2004, by and among CENTRA INDUSTRIES, INC., a Delaware corporation (“Centra”), CENTRA ACQUISITION, INC., a Delaware corporation and wholly owned subsidiary of Centra (“Centra Acquisition”), ELANDIA SOLUTIONS INCORPORATED, a Delaware corporation (“eLandia”), STANFORD VENTURE CAPITAL HOLDINGS, INC., a Delaware corporation (“SVCH”), the stockholders of eLandia listed on the signature page hereto who collectively own 100% of the issued and outstanding common stock of eLandia (“eLandia Stockholders”). Centra Acquisition and eLandia are sometimes hereinafter referred to collectively as the “Companies” or individually as a “Company”.

WHEREAS, Centra has filed a plan of reorganization (the “Reorganization Plan”) with the United States Bankruptcy Court for the Western District of Arkansas Fayetteville Division (the “Court”);

WHEREAS, the respective Boards of Directors of the Companies deem it advisable and in the best interests of their respective stockholders that Centra Acquisition be acquired by and merge into eLandia whereby eLandia shall be the surviving entity and, in furtherance thereof, the Boards of Directors of the Companies have approved, as applicable, the merger of Centra Acquisition with and into eLandia, upon the terms and subject to the conditions set forth herein; and

WHEREAS, for federal income tax purposes, it is intended that the merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”);

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.2 hereof), Centra Acquisition shall be merged (the “Merger”) with and into eLandia, with eLandia being the surviving corporation in the Merger (the “Surviving Corporation”) and the separate existence of Centra Acquisition shall thereupon cease. The Merger shall have the effects set forth in Section 251 of the Delaware General Corporation Laws (the “DGCL”).

1.2 Effective Time of the Merger. As soon as practicable following the effective date of the Reorganization Plan and the satisfaction or waiver of the conditions set forth in Article VIII hereof, eLandia shall file a certificate of merger conforming to the requirements of Section 251 of the DGCL (the “Certificate of Merger”) with the Secretary of State of the State of

Delaware and make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or such other time thereafter as is provided in the Certificate of Merger in accordance with the DGCL (the “Effective Time”).

1.3 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Adorno & Yoss, P.A., 2601 S. Bayshore Drive, Suite 1600, Miami, Florida 33131, at 9 a.m., local time, on the first business day (the “Closing Date”) after the later of (a) the effective date of the Reorganization Plan; or (b) the day on which all of the conditions set forth in Articles VII, VIII, IX and X hereof are satisfied or waived (other than those conditions which are to be satisfied at Closing), or at such other date, time and place as the Companies shall agree.

1.4 Supplementary Action. If at any time after the Effective Time, any further assignments or assurances in law or any other things are necessary or desirable to vest or to perfect or confirm of record in the Surviving Corporation the title to any property or rights of either Centra Acquisition or eLandia, or otherwise to carry out the provisions of this Agreement, the officers and directors of the Surviving Corporation are hereby authorized and empowered on behalf of each, in the name of and on behalf of them as appropriate, to execute and deliver any and all things necessary or proper to vest or to perfect or confirm title to such property or rights in the Surviving Corporation, and otherwise to carry out the purposes and provisions of this Agreement.

ARTICLE II

CENTRA AND THE SURVIVING CORPORATION

2.1 Certificate of Incorporation of the Surviving Corporation. The Certificate of Incorporation of eLandia as in effect at the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation.

2.2 Bylaws of the Surviving Corporation. The Bylaws of eLandia as in effect at the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

2.3 Name of the Surviving Corporation. At the Effective Time, name of the Surviving Corporation shall continue to be eLandia Technologies, Inc.

2.4 Directors and Officers of the Surviving Corporation.

(a) The directors of eLandia at the Effective Time shall be the initial directors of the Surviving Corporation of the Merger and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

(b) The officers of eLandia at the Effective Time shall be the initial officers of the Surviving Corporation of the Merger and shall hold office from the Effective Time until removed or until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

ARTICLE III

CONVERSION OF SHARES AND OPTIONS

3.1 Exchange Ratio. At the Effective Time and subject to Articles VII,VIII, IX and X by virtue of the Merger and without any action on the part of the holder thereof:

(a) As consideration for their agreement to surrender their shares of eLandia common stock and to approve the Merger, the eLandia Stockholders shall receive an aggregate of Two Million Two Hundred and Fifty Thousand (2,250,000) shares of authorized but previously unissued Centra common stock, par value $0.001 per share (the “Merger Shares”) on a pro rata basis (the “Conversion Ratio”).

(b) Upon surrender to Centra of one or more certificates representing such eLandia Shares for cancellation, Centra shall cause to be issued and delivered to the eLandia Stockholders or their designees, stock certificates evidencing ownership of the Merger Shares in the amounts set forth in Schedule 3.1(b) hereto and all eLandia Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist. The Centra Shares into which the eLandia Shares shall be converted in the Merger shall be deemed to have been issued at the Effective Time.

3.2 Restricted Shares. (a) All Merger Shares to be issued under the terms of this Agreement shall be issued pursuant to exemptions from the registration requirements of the Securities Act and the rules and regulations promulgated thereunder. Certificates representing the restricted Merger Shares shall bear the following, or similar legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE REGISTRATION PROVISIONS OF SUCH ACT OR PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION PROVISIONS, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE SATISFACTION OF THE COMPANY. PROHIBITED TRANSFERS

(b) Each eLandia Stockholder agrees on his own behalf and on behalf of any subsequent permitted transferee not sell, assign, transfer, pledge, hypothecate, mortgage, encumber or otherwise dispose (a “Transfer”) of all or any of their Merger or any securities issued in respect thereof (collectively, the “Restricted Shares”) prior to the third anniversary of the Effective Time and provided further that following the Effective Time the eLandia Stockholders shall Transfer their Restricted Shares only in compliance with the volume limitations set forth in Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), whether or not such Stockholder is subject to such volume limitation. The term “dispose” includes, but is not limited to, the act of selling, assigning, transferring, pledging, hypothecating, encumbering, mortgaging, giving and any other form of disposing or conveying, whether voluntary or by operation of law, except for, a private sale where the purchaser agrees to be bound by each and all the restrictions in this Agreement as if such purchaser was an original eLandia Stockholder.

(c) The Restricted Shares are deemed “restricted securities” as defined by Rule 144 promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and the Stockholder shall represent, in writing to Centra prior to the issuance of share certificates representing the Restricted Shares, that (i) he is acquiring the Restricted Shares for investment purposes only and without the intent to make a further distribution of the Restricted Shares, (ii) he is an accredited investor within the meaning of Rule 501(a) under the Securities Act, and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in securities in general and of an investment in Centra in particular, (iii) he is aware of the limits on resale imposed by virtue of the nature of the transactions contemplated by this Agreement, and (iv) he has been given the opportunity to ask questions of, and receive answers from, the officers of Centra regarding Centra, its current and proposed business operations and Centra’s Common Stock, and the officers of Centra have made available to such Stockholder all documents and information that such stockholder has requested relating to an investment in Centra.

(d) Notwithstanding the foregoing, the Stockholder may transfer all or any of their his Restricted Shares (i) by way of gift to any member of his family or to any trust for the benefit of any such family member of the Stockholder, provided that any such transferee shall agree in writing with Centra, as a condition to such transfer, to be bound by all of the provisions of this Agreement to the same extent as if such transferee were the Stockholder, or (ii) by will or the laws of descent and distribution, in which event each such transferee shall be bound by all of the provisions of this Agreement to the same extent as if such transferee were the Stockholder. As used herein, the word “family” shall include any spouse, lineal ancestor or descendant, brother or sister.

(e) No transfer of Restricted Shares otherwise permitted by this Agreement may be made unless (i) the Restricted Shares shall have first been registered under the Securities Act; (ii) Centra shall have first been furnished with an opinion of legal counsel, reasonably satisfactory to Centra, to the effect that such transfer is exempt from the registration requirements of the Securities Act; or (iii) such transfer is within the limitations of and in compliance with Rule 144 under the Securities Act.

(f) Any transfer or other disposition of Restricted Shares in violation of the restrictions on transfer contained herein shall be null and void and shall not entitle the

Stockholder or any proposed transferee or other person to have any Restricted Shares transferred upon the books of the Company.

3.3 Cancellation. Each eLandia Share held in treasury and each such eLandia Share held by Centra immediately prior to the Effective Time shall be canceled and retired and cease to exist, and no Centra Shares shall be issued in exchange therefore.

3.4 No Fractional Securities. No certificates or scrip representing fractional Centra Shares shall be issued upon the surrender for exchange of certificates representing Shares pursuant to this Article III and no dividend, stock split-up, or other change in the capital structure of Centra shall relate to any fractional security, and such fractional interests shall not entitle the owner thereof to vote or to any rights of a security holder. In lieu of any such fractional securities, fractional Centra Shares shall be rounded up to the nearest whole number.

3.5 Closing of Transfer Books. At the Effective Time, the stock transfer books of eLandia shall be closed and no transfer of eLandia Shares shall thereafter be made. If, after the Effective Time, certificates representing eLandia Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for certificates representing Centra Shares in accordance with the terms hereof. At and after the Effective Time, the holders of eLandia Shares to be exchanged for Centra Shares pursuant to this Agreement shall cease to have any rights as shareholders of eLandia except for the right to surrender such stock certificates in exchange for Centra Shares as provided hereunder.

3.6 eLandia Compensatory Shares. It is acknowledged by the eLandia Stockholders that 1,125,000 of the Merger Shares represent shares issued in exchange for 1,125,000 shares of eLandia Common Stock currently held by officers of eLandia that are subject to a substantial risk of forfeiture (the “Restricted Shares”). The holders thereof shall at the Closing execute and deliver for the benefit of Centra agreements and undertakings of like tenor as those outstanding for the benefit of eLandia so that Centra shall have the right to repurchase such Merger Shares on the same terms and conditions as eLandia had to repurchase the Restricted Shares in effect immediately prior to the Effective Time.

3.7 Stanford Venture Capital Holdings, Inc. SVCH currently owns and holds 2,250,000 shares of Series A Preferred Stock of eLandia and warrants to purchase up to 2,250,000 shares of common stock of eLandia (collectively, the “SVCH Securities”). Upon the Effective Date of the Merger, SVCH agrees to surrender for cancellation without further consideration the SVCH Securities to eLandia and eLandia agrees to cancel the same on its books.

3.8 Dissenter Rights. Notwithstanding anything to the contrary in this Agreement, any stockholder who shall exercise the rights of a dissenting shareholder pursuant to and strictly in accordance with the provisions of the DGCL shall be entitled to receive only the payment therein provided for and shall not be entitled to receive Centra Shares. Such payment shall be made directly by the Surviving Corporation.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF ELANDIA AND THE SHAREHOLDERS

Each of the eLandia Stockholders and eLandia hereby, jointly and severally, represent and warrant to Centra, as follows:

4.1 Organization. eLandia is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and has the corporate or other power to carry on its business as it is now being conducted or presently proposed to be conducted. eLandia is duly qualified as a foreign corporation or entity to do business, and is in good standing (to the extent the concept of good standing exists), in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary.

4.2 Capitalization. The authorized capital stock of eLandia consists, and will at the Effective Date consist of 20,000,000 shares of common stock, par value $0.001 per share and 2,250,000 shares of Series A Preferred Stock, of which 2,250,000 shares of common stock and 2,250,000 shares of Series A Preferred Stock are issued and outstanding. All of the issued and outstanding shares of eLandia common stock and eLandia Preferred Stock are and will, as of the Effective Date, be validly issued, fully paid, and non-assessable and free of preemptive rights or similar rights created by statute, the Certificate of Incorporation or Bylaws of eLandia or any agreement by which eLandia is a party or by which it is bound. Schedule 4.2(a) sets forth a true and correct list of stockholders of eLandia as of the date hereof and as of the Effective Date. Schedule 4.2(b) sets forth a true and correct list of holders of Warrants of eLandia as of the date hereof and as of the Effective Date.

4.3 Authority Relative to this Agreement. eLandia has the corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by eLandia and the consummation by eLandia of the transactions contemplated hereby have been duly authorized by its Board of Directors, and, except for approval by the requisite votes cast by eLandia’s shareholders at the meeting provided for herein or the Required Stockholders’ Consent, no other corporate proceedings on the part of eLandia are necessary to approve this Agreement or the transactions contemplated hereby.

4.4 Shareholder Approval. eLandia shall on or before the Effective Time have obtained the consent to this Agreement and the transactions reflected hereby by the holders of not less than a majority of the shares of the eLandia stock outstanding; such stockholders have agreed to vote their eLandia Shares in favor of the Merger.

4.5 Subsidiaries. Other than Roughwaters LLC, there are no corporations or other entities with respect to which (i) eLandia owns any of the outstanding stock or other interests, or (ii) eLandia may be deemed to be in control.

4.6 Authority. eLandia has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby, and has taken all corporate or other action necessary to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. This Agreement upon its execution and delivery, is the legal, valid and binding obligation of eLandia and the eLandia Stockholders enforceable against eLandia and the eLandia Stockholders in accordance with its terms except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency and other similar laws affecting creditors’ rights generally.

4.7 Charter Documents. Certified copies of the Certificate of Incorporation of eLandia, as amended to date, and the By-Laws have been delivered to Centra prior to the Closing and are true, correct and complete copies thereof.

4.8 Financial Statements. eLandia’s unaudited financial statements for the year ended December 31, 2003, and unaudited financial statements for the quarter ended March 31, 2004 (together, the “eLandia Financial Statements”), copies of which have been delivered to Centra, are true and complete in all material respects, having been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis for the period covered by such statements, and fairly present, in accordance with generally accepted accounting principles, the consolidated financial condition of eLandia and results of its operations for the periods covered thereby. eLandia has not engaged in any transaction, maintained any bank account or used any corporate funds except for transactions, bank accounts or funds which have been and are reflected in the normally maintained books and records. Except as otherwise disclosed to Centra in writing and as set forth herein, there has been no material adverse change in the business operations, assets, properties, prospects or condition (financial or otherwise) of eLandia taken as a whole from that reflected in the financial statements referred to in this Section 4.8.

4.9 Absence of Certain Changes or Events. Since the date of the latest eLandia Financial Statement and except as disclosed on Schedule 4.9, eLandia has not (i) issued or sold any promissory note, stock, bond, option or other security of which it was an issuer or other obligor, (ii) discharged or satisfied any lien or encumbrance or paid any obligation or liability, absolute or contingent, direct or indirect, (iii) incurred or suffered to be incurred any liability or obligation whatsoever, (iv) caused or permitted any lien, encumbrance or security interest to be created or arise on or in any of its properties or assets, (v) declared or made any dividend, payment or distribution to stockholders or purchased or redeemed or agreed to purchase or redeem any shares of its capital stock, (vi) reclassified its shares of capital stock, (vii) amended its Certificate of Incorporation or By-Laws, (viii) acquired any equity interest in any other person or entity, or (ix) entered into any agreement or transaction except in connection with the execution and performance of this Agreement.

4.10 Assets and Liabilities. eLandia has good and marketable title to all of its assets and property, free and clear of any and all liens, claims and encumbrances. As of the date hereof, eLandia does not have any debts, liabilities or obligations of any nature, whether accrued, absolute, contingent, or otherwise, whether due or to become due, that are not fully reflected in the eLandia Financial Statements.

4.11 Tax Returns and Payments. All tax returns of eLandia (Federal, state, city, county or foreign) which are required by law to be filed on or before the date of this Agreement, have been duly filed and are complete and accurate in all respects. eLandia has paid all taxes due on said returns, any assessments made against eLandia and all other taxes, fees and similar charges imposed on eLandia by any governmental authority (other than those, the amount or validity of which is being contested in good faith by appropriate proceedings). No tax liens have been filed and no claims are being assessed with respect to any such taxes, fees or other similar charges. eLandia know of (i) no other tax returns or reports which are required to be filed which have not been so filed and (ii) no unpaid assessment for additional taxes for any fiscal period or any basis thereof.

4.12 Required Authorizations. There have been or will be timely filed, given, obtained or taken, all applications, notices, consents, approvals, orders, registrations, qualifications, waivers or other actions of any kind required by virtue of execution and delivery of this Agreement by eLandia or the consummation by them of the transactions contemplated hereby. Prior to the Closing, the shareholders of Centra shall have approved this Agreement as required by DGCL and the transactions contemplated hereunder and appropriate corporate filings shall have been made with the State of Delaware, as required.

4.13 Compliance with Law and Government Regulations. eLandia is in compliance with and is not in violation of, applicable federal, state, local or foreign statutes, laws and regulations (including without limitation, any applicable building, zoning or other law, ordinance or regulation) affecting eLandia or its properties or the operation of its businesses. eLandia is not subject to any order, decree, judgment or other sanction of any court, administrative agency or other tribunal.

4.14 Litigation. Except as set forth on Schedule 4.13, there is no litigation, arbitration, proceeding or investigation pending, threatened or anticipated to which eLandia is a party or which may result in any material change in the business or condition, financial or otherwise, of eLandia or in any of its properties or assets, or which might result in any liability on the part of eLandia, or which questions the validity of this Agreement or of any action taken or to be taken pursuant to or in connection with the provisions of this Agreement, and there is no basis for any such litigation, arbitration, proceeding or investigation. There are presently no outstanding judgments, decrees or orders of any court or any governmental or administrative agency against or affecting eLandia or any of its assets that is not disclosed herein.

4.15 Governmental Consent. No consent, approval, authorization or order of, or registration, qualification, designation, declaration or filing with, any governmental authority on the part of eLandia is required in connection with the execution and delivery of this Agreement or the carrying out of any transactions contemplated hereby with the exception of the necessary corporate filings with the State of Delaware relating to the proposed exchange of shares.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF CENTRA

Centra represents and warrants to eLandia, as follows:

5.1 Organization. Each of Centra and Centra Acquisition is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and has the corporate power to carry on its business as it is now being conducted or presently proposed to be conducted. Each of Centra and Centra Acquisition is duly qualified as a foreign corporation to do business, and is in good standing (to the extent the concept of good standing exists), in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary.

5.2 Capitalization. The Plan of Reorganization sets forth the number of shares of capital stock of Centra to be issued and outstanding as of the Effective Time of the Merger. All of the issued and outstanding shares of the capital stock of Centra as of the Effective Time of the Merger shall be validly issued, fully paid, and non-assessable and free of preemptive rights or similar rights created by statute, the Certificate of Incorporation or Bylaws of Centra or any agreement by which Centra is a party or by which it is bound.

5.3 Authority Relative to this Agreement. Each of Centra and Centra Acquisition has the corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by Centra and Centra Acquisition the consummation by Centra and Centra Acquisition of the transactions contemplated hereby have been duly authorized by its Board of Directors and no other corporate proceedings on the part of Centra or Centra Acquisition are necessary to approve this Agreement or the transactions contemplated hereby.

5.4 Consents, Approvals and Filings; No Violations. Except for applicable requirements, the Securities Act of 1933, state law relating to takeovers, if applicable, state securities or blue sky laws, and, as applicable, filing and recordation of the Certificate of Merger under the DGCL, no filing with, and no permit, authorization, consent, or approval of, any public body or authority is necessary for the consummation by Centra or Centra Acquisition of the transactions contemplated by this Agreement.

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGER

6.1 Conduct of eLandia’s Business Pending the Merger. eLandia hereby covenants and agrees that, during the period from the date of this Agreement and continuing until the Effective Time, unless SVCH otherwise consents thereto:

(a) the business of eLandia shall be conducted only in the ordinary and usual course of business and consistent with past practices;

(b) eLandia will not enter into any material agreement, contract or commitment, whether written or oral, or engage in any transaction;

(c) eLandia will not pay, incur or declare any dividends or distributions with respect to its capital stock or amend its Articles of Incorporation or Certificate of Incorporation or By-Laws;

(d) eLandia will not authorize, issue, sell, purchase or redeem any shares of its capital stock or any options or other rights to acquire its capital stock, without the prior written consent of Centra;

(e) eLandia will comply with all requirements which federal or state law may impose on it with respect to this Agreement and the transactions contemplated hereby, and will promptly cooperate with and furnish written information to Centra in connection with any such requirements imposed upon the parties hereto in connection therewith;

(f) eLandia will not incur any indebtedness for money borrowed, or issue or sell any debt securities, incur or suffer to be incurred any liability or obligation of any nature whatsoever, or cause or permit any lien, encumbrance or security interest to be created or arise on or in any of its properties or assets, acquire or dispose of fixed assets change employment terms, enter into any material or long-term contract, guarantee obligations of any third party, settle or discharge any balance sheet receivable for less than its stated amount or enter into any other transaction other than in the regular course of business, except to comply with the terms of this Agreement;

(g) eLandia will not make any investment of capital nature either buy purchased stock or securities, contribution to capital, property transfer or otherwise, or by the purchase of any property or assets of any other Person;

(h) eLandia will not enter into any contract whatsoever, including any employment contract or any other compensation arrangement;

(i) eLandia will not do any other act which would cause any representation or warranty of eLandia in this Agreement to be or become untrue in any material respect or that is not in the ordinary course of business consistent with past practice;

(j) None of eLandia or any eLandia Stockholder shall directly or indirectly (a) solicit any inquiry or proposals or enter into or continue any discussions, negotiation or agreements relating to (i) the sale or exchange of eLandia’s capital stock, (ii) the merger of eLandia with any Person other than Centra, or (b) provide any assistance or any information to other otherwise cooperate with any person in connection with any such inquiry, proposal or transaction;

(k) eLandia shall grant to Centra and its counsel, accountants and other representatives, full access during normal business hours during the period to the Closing to all of its respective properties, books, contracts, commitments and records and, during such period, furnish promptly to Centra and such representatives all information relating to eLandia and Subsidiaries as Centra may reasonably request, and shall extend to Centra the opportunity to meet with eLandia’s accountants and attorneys to discuss the financial condition of eLandia; and

(l) Except for the transactions contemplated by this Agreement, eLandia will conduct its business in the normal course, and shall not sell, pledge or assign any of its assets.

6.2 Affirmative Covenants. Prior to Closing, eLandia will do the following:

(a) Use its best efforts to accomplish all actions necessary to consummate this Agreement, including satisfaction of all conditions contained in this Agreement;

(b) Promptly notify Centra in writing of any material adverse change in the financial condition, business, operations or key personnel of eLandia, any threatened material litigation or investigation, any breach of its representations or warranties contained herein, and any material contract, agreement, license or other agreement which, if in effect on the date of this Agreement, should have been included in this Agreement or in an exhibit annexed hereto and made a part hereof;

(c) Use its best efforts to satisfy all consents of or notices to its shareholders under federal and state securities laws and state corporate law

(d) eLandia shall not (i) sell or pledge or agree to sell or pledge any stock owned by it; (ii) amend its Certificate of Incorporation or Bylaws; or (iii) split, combine, or reclassify any shares of its outstanding capital stock or declare, set aside, or pay any dividend or other distribution payable in cash, stock, or property in respect of its capital stock, or directly or indirectly redeem, purchase, or otherwise acquire any shares of its capital stock or other securities or shares of the capital stock;

(e) eLandia shall preserve intact the business organization of eLandia to keep available the services of its and their present officers and key employees, and to preserve the goodwill of those having business relationships with it;

(f) eLandia shall not knowingly take or allow to be taken or fail to take any action which act or omission would jeopardize qualification of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code; and

(g) eLandia shall use all reasonable efforts to prevent any representation or warranty of eLandia herein from becoming untrue or incorrect in any material respect.

6.3 Legal Conditions to Merger. Each of Centra, Centra Acquisition and eLandia shall, use all reasonable efforts (a) to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements which may be imposed on such party with respect to the Merger and to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any governmental entity and/or any other public or private third party which is required to be obtained or made by such party in connection with the Merger and the transactions contemplated by this Agreement. Each of Centra, Centra Acquisition and eLandia shall promptly cooperate with and furnish information to the other in connection with any requirement imposed upon in connection with the foregoing.

ARTICLE VII

CONDITIONS TO OBLIGATIONS OF THE PARTIES

The obligations of the parties under this Agreement are subject to the fulfillment and satisfaction of each of the following conditions:

7.1 Legal Action. No preliminary or permanent injunction or other order by any federal or state court which prevents the consummation of this Agreement or any of the transactions contemplated by this Agreement shall have been issued and remain in effect. The Court shall have approved the Plan of Reorganization pursuant to a final and binding order of the Court.

7.2 Absence of Termination. The obligations to consummate the transactions contemplated hereby shall not have been terminated pursuant to Article X hereof.

7.3 Required Approvals. eLandia and Centra shall have received all such approvals, consents, authorizations or modifications as may be required to permit the performance by eLandia and Centra of the respective obligations under this Agreement, and the consummation of the transactions herein contemplated, whether from governmental authorities or other persons, and eLandia and Centra shall each have received any and all permits and approvals from any regulatory authority having jurisdiction required for the lawful consummation of this Agreement.

CONDITIONS TO OBLIGATIONS OF CENTRA

All obligations of Centra under this Agreement are subject to the fulfillment and satisfaction by eLandia and the eLandia Stockholders prior to or at the time of Closing, of each of the following conditions, any one or more of which may be waived by Centra.

7.4 Representations and Warranties True at Closing. All representations and warranties of eLandia and the eLandia Stockholders contained in this Agreement will be true and correct at and as of the time of the Closing.

7.5 Performance. The obligations of eLandia and the eLandia Stockholders to be performed on or before the Closing pursuant to the terms of this Agreement shall have been duly performed at such time, and eLandia and the eLandia Stockholders shall have delivered to Centra an Officer’s Certificate and a Stockholders’ Certificate, each dated the Closing Date, to such effect and in form and substance satisfactory to Centra.

7.6 Authority. All action required to be taken by, or on the part of eLandia to authorize the execution, delivery and performance of this Agreement by eLandia and the consummation of the transactions contemplated hereby, shall have been duly and validly taken.

7.7 Shareholders’ and Board of Directors Approval. The Merger shall have been approved by appropriate action of the Shareholders and Board of Directors of eLandia (the “Consent”).

ARTICLE VIII

ADDITIONAL AGREEMENTS

8.1 Additional Agreements. Subject to the terms and conditions herein provided, including without limitation those set forth in Article VI hereof, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using all reasonable efforts to obtain all necessary waivers, consents, and approvals, and to effect all necessary registrations and filings. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of the Companies shall take all such necessary action.

8.2 Expenses. Subject to Section 9.2 hereof, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses.

ARTICLE IX

CONDITIONS TO CONSUMMATION OF THE MERGER

The respective obligations of all Companies to effect the transactions contemplated herein shall be subject to the Approval of this Agreement and the Reorganization Plan by the Court not later than September 30, 2004.

ARTICLE X

TERMINATION, AMENDMENT AND WAIVER

10.1 Termination. This Agreement may be terminated and the Merger contemplated hereby abandoned at any time prior to the Effective Time by mutual written consent of all of the Companies.

10.2 Effect of Termination. In the event of termination of this Agreement as provided above, this Agreement shall forthwith become of no further effect and there shall be no liability or obligation on the part of any Company or their respective officers or directors (except as set forth in Section 9.1 hereof which shall survive the termination). Nothing contained in this Section 11.2 shall relieve any party from liability for willful breach of this Agreement that results in termination of this Agreement.

10.3 Amendment. This Agreement may be amended by action taken at any time before or after approval hereof by the shareholders of eLandia, but, after any such approval, no amendment shall be made which in any way materially adversely affects the rights of such shareholders, without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

10.4 Waiver. At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE X

GENERAL PROVISIONS

10.1 Brokers. Each Company represents and warrants to the others that no broker, finder, or financial advisor is entitled to any brokerage, finder’s, or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any party hereto.

10.2 Notices. All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by telex or telecopy or mailed by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	If to Centra or Centra Acquisition, to:

Centra Industries, Inc.
7125 McGuire Road
Fayetteville, Arkansas 72704
Attention: Edward Brenner

(b)	If to eLandia, to:

eLandia Solutions, Inc.
1500 Cordoba Road, Suite 300
Fort Lauderdale, Florida 33316
Attention: President

10.3 Descriptive Headings. The headings contained in this Agreement are for reference Purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10.4 Entire Agreement: Assignment. This Agreement (including the Exhibits, Schedules, and other documents and instruments referred to herein) (a) constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them, with respect to the subject matter hereof; and (b) shall not be assigned by operation of law or otherwise.

10.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the provisions thereof relating to conflicts of law.

10.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

10.7 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

*Signatures on following page(s)*

IN WITNESS WHEREOF, each Company has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

CENTRA INDUSTRIES, INC. a Delaware Corporation		ELANDIA SOLUTIONS INCORPORATED, a Delaware corporation

By:	/s/ S.D. Camper III	By:	/s/ S.D. Camper III
	Name: Sidney D. Camper III		Name: Sidney D. Camper III
	Title: President		Title: President – CEO

CENTRA ACQUISITION, INC. a Delaware Corporation

By:	/s/ S.D. Camper III
Name: Sidney D. Camper III
Title: President

ELANDIA STOCKHOLDERS STANFORD VENTURE CAPITAL HOLDINGS, INC., a Delaware corporation

By:	/s/ James M. Davis
James M. Davis, President

/s/ Larry Barnes
Larry Barnes , Shareholder

/s/ Phil Belanger
Phil Belanger, Shareholder

/s/ Martin Pedata
Martin Pedata, Shareholder

/s/ James A. O’Connor
James A. O’Connor, Shareholder

/s/ Betty Holcombe
Betty Holcombe, Shareholder
Executrix for Estate of Bobby Holcombe

/s/ S.D. Camper III
Sidney D. Camper III, Shareholder

/s/ Eddie G. Crowston
Eddie G. Crowston, Shareholder

/s/ David Fanning
David Fanning, Shareholder

/s/ Edwin Martin
Edwin Martin, Shareholder

/s/ Tom Sellers
Tom Sellers, Shareholder

/s/ Glen Goldberg
Glen Goldberg, Shareholder